AMENDING AGREEMENT NO. 2
THIS AMENDING AGREEMENT made effective as of the 12th day of March, 2015.
BETWEEN:
ONCOYLYTICS BIOTECH INC.,
("ONCOLYTICS")
- and -
BRADLEY GEORGE THOMPSON,
(the "Employee")
WHEREAS the Employee is an officer of Oncolytics whose terms of employment are set forth in the Executive Employment Agreement ("Employment Agreement") dated effective January 1, 2013;
AND WHEREAS Oncolytics and the Employee wish to amend the Employment Agreement;
NOW THEREFORE in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
Section 1 – Amendments

The Employment Agreement is hereby amended by replacing Section 3(1) with the following:

“Commencing January 1, 2015, Oncolytics shall pay to the Employee a salary of FIVE HUNDRED FIFTY-ONE THOUSAND NINE HUNDRED THIRTY-SIX DOLLARS AND SEVENTY CENTS ($551,936.70) CANADIAN per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of TWENTY-TWO THOUSAND NINE HUNDRED NINETY-SEVEN DOLLARS AND THIRTY-SIX CENTS ($22,997.36) CANADIAN on the 15th and last day of each month.”

Section 2 – Effective Date

(1)    This Amending Agreement shall be effective from and after January 1, 2015.

(2)    In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

ONCOLYTICS BIOTECH INC.
Per:	/s/ Matthew Coffey
Matthew Coffey, Ph.D. Chief Operating Officer
Per:	/s/ Kirk Look
Kirk Look Chief Financial Officer

/s/ Margaret Kowalczewski	/s/ Bradley Thompson
WITNESS	BRADLEY G. THOMPSON